Exhibit 99

For Immediate Release

August 14, 2025

PCS Edventures! Announces Results for

the First Quarter of Fiscal Year 2026

Meridian, Idaho, August 14, 2025 – PCS Edventures!, Inc. (“PCSV”), a leading provider of TK-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced results of operations for its first quarter of fiscal year 2026, which ended on June 30, 2025, and an update on its operations.

First Quarter 2026 Overview:

●	Revenue decreased 23.3% to $2.42 million in the first quarter of fiscal year 2026 compared to the first quarter in the previous year.

●	Gross margin increased 13 basis points to 63.4% in the first quarter of fiscal year 2026 compared to the first quarter in the previous year.

●	Net income before income tax provision was $0.55 million in the first quarter versus $1.12 million in the previous year same quarter.

●	Cash on hand increased 11.5% to $3.59 million versus the first quarter in the previous year.

●	During the quarter, 100,000 shares were repurchased on the open market with the intent of being canceled.

●	Subsequent to June 30, 2025, shares outstanding declined 3.1% as 3,736,170 shares were repurchased on the public market.

Operational Update

Federal funding of out-of-school-time programs remained uncertain during the quarter, negatively affecting demand in our market. Our focus on states with significant after-school and summer camp funding continued to show promise, and we will continue to prioritize states with substantial state-level out-of-school-time funds.

Historically, PCS did not align products for classroom use because each state maintains its own standards, while out-of-school-time programs have broader standards. With the changing funding landscape, we have begun aligning select products to the standards of several larger states and collecting evidence of student outcomes. This work could materially expand our addressable market, and we will continue to adjust to evolving funding environments and customer needs.

On July 1, 2025, the administration froze after-school and summer camp funding, including 21st Century Community Learning Centers (“CCLC”). Given the coinciding weakness in our stock price, we repurchased 3,736,170 shares at an average price of $0.0991. In total, we have repurchased 4,132,979 shares completing 41% of our buyback announced in April.

On July 18, 2025, the administration lifted the freeze allowing many out-of-school-time programs to continue for the coming year. Although next year’s budget could reduce or defund 21st CCLC, the bipartisan outcry during the freeze, and the recent Senate Appropriations Committee’s advancement of the fiscal year 2026 appropriations bill, suggests strong bi-partisan resistance to sustained funding cuts in education, and we do not view the elimination of the 21st CCLC program as a likely outcome despite the administration vocalizing its desire to do so.

Development of our next-generation indoor–outdoor modular drone is nearly complete. We are finalizing curriculum and conducting significant testing before launch, with a pilot program scheduled in September. Responding to customer feedback, we believe this product can unlock meaningful demand in career and technical education (“CTE”), a market largely untouched by the recent federal funding debate.

The Company may face further turbulence; however, we are positioned to weather near-term volatility and strengthen our competitive position. We look forward to sharing additional updates and invite shareholders to our annual meeting on September 26, our first since 2016.

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Meridian, Idaho company that designs and delivers technology-rich products and services for the TK-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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